Exhibit 99.1

600 Travis Street Suite 5200 Houston, Texas 77002 Contact: Roland O. Burns Chief Financial Officer (972) 668-8811 Web site: www.boisdarcenergy.com

NEWS RELEASE

For Immediate Release

BOIS d'ARC ENERGY, INC. REPORTS SECOND
QUARTER 2008 FINANCIAL AND OPERATING RESULTS

HOUSTON, TEXAS, August 4, 2008 – Bois d'Arc Energy, Inc. ("Bois d'Arc" or the "Company") (NYSE: BDE) today reported financial and operating results for the quarter and six months ended June 30, 2008.

Second Quarter and Six Months 2008 Financial Results

Bois d'Arc reported net income of $39.8 million, or 59¢ per diluted share, for the three months ended June 30, 2008 as compared to 2007's second quarter net income of $17.4 million, or 26¢ per diluted share.  The increase in profits in the quarter was driven primarily by strong oil and gas prices.  Bois d'Arc's average realized oil price in 2008's second quarter of $124.62 per barrel increased 88% over 2007's second quarter average oil price of $66.28 per barrel.  The Company's average realized natural gas price of $11.52 per Mcf in 2008's second quarter was 49% higher than the $7.74 per Mcf realized in 2007's second quarter.  Production during the second quarter of 2008 of 10.5 billion cubic feet equivalent of natural gas ("Bcfe") was comparable to 10.7 Bcfe produced in the second quarter of 2007.  The strong oil and gas prices increased Bois d'Arc's second quarter oil and gas sales by 63% to $148.0 million from $91.0 million in 2007's second quarter.  The higher revenues also drove cash flow higher in the quarter.  Operating cash flow (before changes in working capital accounts) of $109.0 million in the second quarter was 49% higher than 2007's second quarter cash flow of $72.9 million.  EBITDAX, or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses increased 60% to $124.6 million over 2007's second quarter EBITDAX of $77.9 million.

For the six months ended June 30, 2008, Bois d'Arc reported net income of $77.9 million or $1.15 per diluted share as compared to net income of $29.3 million ($0.44 per diluted share) for the six months ended June 30, 2007.  Oil and gas sales for the first six months of 2008 were $261.3 million as compared to $167.2 million for the six months ended June 30, 2007.  Production in the first six months of 2008 totaled 20.9 Bcfe, as compared to the 20.6 Bcfe produced during the same period in 2007.  Prices realized by the Company for its production during the six months ended June 30, 2008 averaged $10.15 per Mcf of natural gas and $113.72 per barrel of oil as compared to $7.43 per Mcf of natural gas and $62.55 per barrel of oil in the same period in 2007.  Operating cash flow (before changes in working capital accounts) for the six months ended June 30, 2008, was $187.7 million as compared to $128.0 million in the same period in 2007.  EBITDAX totaled $220.9 million in the first six months of 2008 as compared to $139.5 million in the first six months of 2007.

The financial results for the three months and six months end June 30, 2008 include $1.9 million of costs related to the pending merger with Stone Energy Corporation ("Stone"), which are included in general and administrative expenses.  Under the terms of the merger agreement, the Bois d'Arc Energy shareholders will receive $13.65 in cash and 0.165 shares of Stone common stock for each share of Bois d'Arc Energy.  Completion of the transaction is subject to approval by the Bois d'Arc Energy and Stone stockholders.  Bois d'Arc has scheduled a special meeting of its stockholders on August 27, 2008, at 11:00 a.m. Houston time, to consider and vote on the proposal to approve the proposed merger with Stone.

2008 Year to Date Drilling Results

Bois d'Arc has drilled six (5.6 net) successful wells out of a total of nine (8.3 net) drilled so far in 2008.  Three of the successful wells were reported on earlier and include the OCS-G 24922 #1 at Ship Shoal block 97, the OCS-G 24926 #1 at Ship Shoal block 120 which tested the "Perch" prospect, and the OCS-G 24977 #1 at South Pelto block 21 which tested the "Chinook" prospect.  The Ship Shoal block 97 well began producing in February at a rate of 10.3 MMcfe per day.  The "Perch" well was put on production in February at a rate of 0.4 MMcfe per day out of its lowest zone.  The "Chinook" well is being completed and expected to begin producing in late August.  Bois d'Arc's OCS-G27155 #1 at South Timbalier block 81 which was drilled last year to test the ultra deep "Butch Cassidy" prospect was recently placed on production at a rate of 13.9 MMcfe per day with flowing tubing pressure of 11,400 pounds per square inch.

The other successful wells drilled in 2008 include the SL 4708 #1 and the SL 4708 #2 wells at Main Pass block 21 which are currently in the process of being tied into existing field production facilities.  First production from the Main Pass wells is expected in late August.  Bois d'Arc also drilled the OCS-G 00063 #W3 at Ship Shoal block 112 to test its "Stump knocker" prospect. This exploratory well was drilled to a depth of 13,420 feet and encountered 185 feet of pay in multiple objectives.  First production for the well is expected in late November.  Bois d'Arc has a 100% working interest in this well.

The unsuccessful wells in 2008 include a 16,500 foot exploratory well drilled to test the "Kelsie" prospect at Ship Shoal block 95.  This well encountered significant drilling problems and the initial well and a sidetrack attempt were ultimately abandoned before the target sand was reached.  The other two unsuccessful wells include a 16,655 foot exploratory well drilled to test a prospect at Ship Shoal block 116 and an unsuccessful sidetrack well at Ship Shoal block 98.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d'Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico.  The Company's stock is traded on the New York Stock Exchange under the symbol "BDE".

BOIS d'ARC ENERGY, INC.
CONSOLIDATED OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Oil and gas sales	$147,990	$91,046	$261,256	$167,228
Operating expenses:
Oil and gas operating	20,241	12,556	35,679	25,584
Exploration	33,885	17,988	40,302	28,723
Depreciation, depletion and amortization	27,537	28,779	55,905	57,294
General and administrative, net	4,667	2,574	7,842	6,026

Total operating expenses	86,330	61,897	139,728	117,627

Income from operations	61,660	29,149	121,528	49,601

Other income (expenses):
Interest income	75	138	158	243
Other income	115	182	250	274
Interest expense	(935)	(2,431)	(2,298)	(4,595)

Total other expenses	(745)	(2,111)	(1,890)	(4,078)

Income before income taxes	60,915	27,038	119,638	45,523
Provision for income taxes	(21,147)	(9,607)	(41,721)	(16,219)

Net income	$39,768	$17,431	$77,917	$29,304

Net income per share:
Basic	$0.60	$0.27	$1.18	$0.45
Diluted	$0.59	$0.26	$1.15	$0.44

Weighted average common and common stock equivalent shares outstanding:
Basic	65,825	65,151	65,805	65,139
Diluted	67,762	67,091	67,675	66,955

BOIS d'ARC ENERGY, INC.
CONSOLIDATED OPERATING RESULTS
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Cash flow from operations:
Net cash provided by operating activities	$112,676	$78,978	$185,488	$110,435
Excess tax benefit from stock-based compensation	420	49	1,188	49
Decrease in accounts receivable	8,152	4,155	14,608	4,566
Increase (decrease) in prepaid expenses	(2,995)	467	(1,761)	2,621
Decrease (increase) in accounts payable and accrued expenses	(9,303)	(10,719)	(11,835)	10,305
Cash flow from operations	$108,950	$72,930	$187,688	$127,976

EBITDAX:
Net income	$39,768	$17,431	$77,917	$29,304
Interest expense	935	2,431	2,298	4,595
Income tax expense	21,147	9,607	41,721	16,219
Depreciation, depletion and amortization	27,537	28,779	55,905	57,294
Stock-based compensation	1,376	1,712	2,750	3,370
Exploration expense	33,885	17,988	40,302	28,723
EBITDAX	$124,648	$77,948	$220,893	$139,505

	As of June 30,
	2008	2007
Balance Sheet Data:
Cash and cash equivalents	$25,374	$21,715
Other current assets	57,720	59,008
Property and equipment, net	922,672	869,468
Other	574	662
Total assets	$1,006,340	$950,853

Current liabilities	$78,971	$61,847
Long-term debt	—	125,000
Deferred income taxes	198,034	164,233
Reserve for future abandonment costs	46,112	50,131
Stockholders' equity	683,223	549,642
Total liabilities and stockholders' equity	$1,006,340	$950,853

BOIS d'ARC ENERGY, INC.
CONSOLIDATED OPERATING RESULTS
(In thousands, except per unit amounts)

	Three Months Ended June 30,
	2008	2007

Oil production (thousand barrels)	497	417
Gas production (million cubic feet – Mmcf)	7,467	8,194
Total production (Mmcfe)	10,451	10,696

Oil sales	$61,974	$27,638
Gas sales	86,016	63,408
Total oil and gas sales	$147,990	$91,046

Average oil price (per barrel)	$124.62	$66.28
Average gas price (per thousand cubic feet – Mcf)	$11.52	$7.74
Average price (per Mcf equivalent)	$14.16	$8.51
Lifting cost(1)	$20,241	$12,556
Lifting cost (per Mcf equivalent)	$1.94	$1.17

Oil and gas capital expenditures:
Leasehold costs	$7,155	$(413)
Exploration drilling	30,071	35,342
Development drilling	7,903	14,069
Other development costs	17,879	10,413
Total	$63,008	$59,411

(1) Includes production taxes of $866 and $594 for the three months ended June 30, 2008 and 2007, respectively.

	Six Months Ended June 30,
	2008	2007

Oil production (thousand barrels)	924	785
Gas production (million cubic feet – Mmcf)	15,394	15,895
Total production (Mmcfe)	20,937	20,605

Oil sales	$105,065	$49,106
Gas sales	156,191	118,122
Total oil and gas sales	$261,256	$167,228

Average oil price (per barrel)	$113.72	$62.55
Average gas price (per thousand cubic feet – Mcf)	$10.15	$7.43
Average price (per Mcf equivalent)	$12.48	$8.12
Lifting cost(2)	$35,679	$25,584
Lifting cost (per Mcf equivalent)	$1.70	$1.24

Oil and gas capital expenditures:
Leasehold costs	$15,773	$350
Exploration drilling	57,170	65,379
Development drilling	17,109	22,360
Other development costs	31,271	34,075
Total	$121,323	$122,164

(2) Includes production taxes of $1,690 and $1,050 for the six months ended June 30, 2008 and 2007, respectively.